Exhibit 99.1

SOURCECORP, Incorporated Stockholders

Approve Merger Agreement

DALLAS, Texas (June 1, 2006) – SOURCECORP, Incorporated (NASDAQ: SRCP), a leading provider of business process outsourcing solutions and specialized high-value consulting services, announced today that its stockholders voted to adopt the merger agreement providing for the acquisition of SOURCECORP by affiliates of the private equity investment firm Apollo Management, L.P. at SOURCECORP’s special meeting of stockholders held today in Dallas, Texas.  Approximately 99.8% of stockholders present and voting at the special meeting voted in favor of adopting the merger agreement.  The number of shares voting to adopt the merger agreement represented approximately 86.2% of the total number of shares outstanding and entitled to vote.

The proposed merger was announced on March 8, 2006 and is expected to close as soon as practicable, pending the satisfaction or waiver of all the closing conditions set forth in the merger agreement, as amended.  Under the terms of the merger agreement, SOURCECORP stockholders will receive $25.00 per share in cash, without interest, for each share of SOURCECORP common stock.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP leverages deep horizontal process knowledge into information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, SOURCECORP serves clients throughout the United States through a network of locations in the US, Mexico and India. SOURCECORP is a component of both the S&P Small Cap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com.

The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, the closing of the transactions contemplated by the merger agreement discussed in this press release. The aforementioned risks and uncertainties include, without limitation, the risks and uncertainties relating to: the satisfaction or waiver of the conditions to the closing of the transaction contemplated by the merger agreement including the absence of a material adverse change and Apollo’s receipt of its debt financing; the actual final costs, outcome and impact of our ongoing SEC investigation; the outcome of our currently pending putative securities class action matters; the integration of our operating companies; the timing, magnitude and impact of technological advances; the occurrences of a diminution in our existing customers’ needs for our services; a change in the amount companies outsource business processes; impact to margins resulting from a change in revenue mix as well as the risks and uncertainties detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in SOURCECORP’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:

Barry Edwards, EVP & Chief Financial Officer: 214.740.6690